West8 Tower
10205 Westheimer Road
   Houston, Texas 77042
www.dresser-rand.com

For Immediate Release

Dresser-Rand Reports Strong Third Quarter 2009 Results
Net Income Increased 59% to $74.6 million or $0.91 per Share
Operating Income Improved 28% to $105.6 million
Acquired Compressor Renewal Services

Results Summary (dollars in millions, except per share data):
	Three Months Ended Sept.		Nine Months Ended Sept.
	2009	2008	2009	2008
Total revenues	$612.1	$543.9	$1,727.1	$1,448.9
Operating income	$105.6	$82.8	$265.9	$205.2
Income before income taxes	$100.5	$70.3	$246.3	$181.6
Net income	$74.6	$46.8	$169.4	$120.7
Diluted EPS	$0.91	$0.57	$2.07	$1.43
Shares used to compute diluted EPS (000)	82,013	82,608	81,794	84,591
Total bookings	$290.8	$733.1	$1,051.3	$1,812.5
Total backlog	$1,644.9	$2,385.9	$1,644.9	$2,385.9

Houston, TX, October 29, 2009 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $74.6 million, or $0.91 per diluted share, for the third quarter 2009. This compares to a net income of $46.8 million, or $0.57 per diluted share, for the third quarter 2008.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “We are pleased to report another quarter of strong operating performance.  Total revenues increased 12.5%, operating income increased 27.5% and net income improved 59.4% over the corresponding period of last year.  We remain on track to achieve operating income for the full year in line with the guidance provided approximately one year ago.

“New Units bookings in the quarter of $79.0 million, however, fell short of the level previously expected,” said Volpe.  “While the low level of bookings in the third quarter reflected the ongoing project delays that we have discussed all year, it now appears that the awaited recovery has begun. Since the beginning of October, we have booked or received commitments for more than $250 million of new unit business.  These include projects in both traditional and non-traditional markets.  In our traditional upstream market, they include all of the compression and power generation equipment for a floating production, storage and offloading (FPSO) vessel destined for West Africa and the compression equipment for six different services for one of the world’s largest liquefied natural gas projects.  In the downstream market, they include all of the critical rotating equipment, a total of 21 units,  for a large greenfield project in the Middle East.  On the non-traditional market side, we will be supplying nine steam turbine generator sets for turbo-compound energy recovery systems that will be used on board nine new container ships.

“With signs of a market recovery, continuing strong level of inquiries, and visibility to potential orders, we reiterate our expectation for new unit bookings to be in the range of $700 million to $1.1 billion for the full year.

“On the aftermarket front, third quarter bookings of $211.8 million were also below our expectations”, said Volpe.  This level of bookings was due to the ongoing reduction in the level of orders from one of our key national oil company clients, an unfavorable foreign exchange impact and reduced maintenance spending by our clients worldwide. For the first nine months, the unfavorable variance in aftermarket bookings on a year over year basis was 13.2%. Approximately half of that change can be attributed to the decline in bookings from the one national oil company client, and nearly half from an unfavorable foreign exchange impact. We expect aftermarket orders overall to improve sequentially in the fourth quarter.  However, based on recent, direct dialogue with the one national oil company client in question, we currently expect this client’s bookings levels to recover sometime in 2010, which is later than what had been previously anticipated.  As a result, we now expect full year aftermarket bookings to be about fifteen percent lower than 2008, with approximately two-thirds of that decline attributable to the adverse impacts of the previously mentioned national oil company client and foreign exchange. In our view, given the present, global market conditions, we are pleased with the on-going strength of the aftermarket activity. It has been steady despite the volatility of commodity prices and our clients’ infrastructure spending, which reinforces the overall resiliency of our business model.”

Total revenues for the third quarter 2009 of $612.1 million increased $68.2 million, or 12.5%, compared with $543.9 million for the third quarter 2008.  Total revenues for the nine months ended September 30, 2009, of $1,727.1 million increased $278.2 million, or 19.2%, compared with revenues of $1,448.9 million for the corresponding period in 2008.

Operating income for the third quarter 2009 was $105.6 million. This compares to operating income of $82.8 million for the third quarter 2008.  Third quarter 2009 operating income increased from the year ago quarter primarily due to higher revenues, improvements in material and labor productivity and lower manufacturing capacity costs.

Operating income for the nine months ended September 30, 2009, was $265.9 million. This compares to operating income of $205.2 million for the corresponding period in 2008. Operating income increased from the year ago nine month period primarily due to higher revenues and improvements in material and labor productivity.

Net income for the third quarter of $74.6 million increased 59.4% from the corresponding period in 2008.  The increase reflects the factors contributing to the change in operating income as well as net currency gains and a lower effective tax rate.

Bookings for the third quarter 2009 were $290.8 million, which was $442.3 million or 60.3% lower than the third quarter 2008 of $733.1 million. Bookings for the nine and twelve months ended September 30, 2009, of $1,051.3 million and $1,762.1 million, respectively, were 42.0% and 27.4% lower than the bookings for the corresponding periods ended September 30, 2008, of $1,812.5 million and $2,426.2 million, respectively.

The backlog at the end of September 2009, was $1,644.9 million or 31.1% lower than the backlog at the end of September 2008 of $2,385.9 million.

New Units Segment

New unit revenues for the third quarter 2009 of $347.2 million were up 13.2% compared with $306.7 million for the third quarter 2008. New unit revenues for the nine months ended September 30, 2009, of $973.9 million improved 28.9% compared with $755.4 million for the corresponding period in 2008.

New unit operating income was $55.9 million for the third quarter 2009 compared with operating income of $37.8 million for the third quarter 2008.  This segment’s operating margin was 16.1% compared with 12.3% for the third quarter 2008. The increase in this segment’s operating results was primarily attributable to higher revenues, improvements in material and labor productivity and lower manufacturing capacity costs.  The Company benefited from the high level of sales in the period while leveraging its ability to lower period and other costs due to the relatively low level of new unit bookings.   The Company reiterates its belief that on a steady state basis, where bookings and sales are more comparable, new unit margins are expected to be closer to low double digits.

New unit operating income was $129.2 million for the nine months ended September 30, 2009, compared with operating income of $72.7 million for the corresponding period in 2008.  This segment’s operating margin for the nine months ended September 30, 2009, was 13.3% compared with 9.6% for the corresponding nine month period in 2008. The increases from the corresponding periods in 2008 were attributable to higher revenues and improvements in material and labor productivity.

Bookings for the three months ended September 30, 2009, of $79.0 million were 82.1% lower than bookings for the corresponding period in 2008 of $442.2 million. Bookings for the nine and twelve months ended September 30, 2009, of $357.5 million and $773.3 million, respectively, were 64.7% and 43.2% lower than the bookings for the corresponding periods ended September 30, 2008, of $1,013.4 million and $1,361.9 million, respectively.

The backlog at September 30, 2009, of $1,289.2 million was 34.4% lower than the $1,966.0 million backlog at September 30, 2008.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the third quarter 2009 of $264.9 million were up 11.7% compared with $237.2 million for the third quarter 2008. Aftermarket parts and services revenues for the nine months ended September 30, 2009, of $753.2 million increased 8.6% compared with $693.5 for the corresponding period in 2008.

Aftermarket operating income for the third quarter 2009 of $70.2 million increased 10.0% compared with $63.8 million for the third quarter 2008. The increase in this segment’s operating income was principally due to higher revenues, improved pricing and cost and productivity improvements. This segment’s operating margin for the third quarter of 2009 of approximately 26.5% was essentially flat compared with 26.9% for the third quarter 2008.

Aftermarket operating income for the nine months ended September 30, 2009, of $196.7 million increased 6.6% compared with $184.6 million for the corresponding period in 2008. The increase in operating income from the corresponding nine month period in 2008 was attributable to higher revenues, improved pricing and cost and productivity improvements.  This segment’s operating margin for the nine months ended September 30, 2009, of approximately 26.1% compared with 26.6% for the corresponding period in 2008.

Bookings for the three months ended September 30, 2009, of $211.8 million were 27.2% lower than bookings for the corresponding period in 2008 of $290.9 million. Bookings for the nine and twelve months ended September 30, 2009, of $693.8 million and $988.8 million, respectively, were 13.2% and 7.1% lower than the bookings for the corresponding periods ended September 30, 2008, of $799.1 million and $1,064.3 million, respectively.

The backlog at September 30, 2009, of $355.7 million compared with the backlog of $419.9 million at September 30, 2008.

Liquidity and Capital Resources

As of September 30, 2009, cash and cash equivalents totaled $198.2 million and borrowing availability under the Company’s $500 million senior secured credit facility was $319.9 million, as $180.1 million was used for outstanding letters of credit.

In the first nine months of 2009, cash provided by operating activities was $79.6 million compared with $167.0 million for the corresponding period in 2008. The decrease of $87.4 million in net cash provided by operating activities was principally from increased pension contributions of $24.7 million and changes in working capital. In the first nine months of 2009, capital expenditures totaled $21.1 million. As of September 30, 2009, total debt was $370.1 million and total debt net of cash and cash equivalents was approximately $171.9 million.

Principal uses of cash in the first nine months of 2008, included capital expenditures of $27.6 million, share repurchase of $150.2 million and three acquisitions totaling $89.6 million.

The Company is replacing its existing shelf registration statement today with the filing of a new universal debt and equity shelf registration statement with the Securities and Exchange Commission.  The existing shelf was due to expire in November 2009.  While the Company has no current plans to raise capital, the new shelf registration statement provides the Company with the flexibility to respond to a wide array of debt and equity financing opportunities that may arise in the future.

Strategic Acquisition

On September 1, 2009, Dresser-Rand Company acquired the assets of Compressor Renewal Services, Ltd. (“CRS”).  CRS is a highly regarded provider of aftermarket services to the gas transmission industry.  CRS is based in Odessa, Texas and had revenues in 2008 of approximately $8 million.  The acquisition is expected to enhance Dresser-Rand’s ability to service installed equipment other than its own in the North American pipeline industry.  CRS represents the third strategic acquisition completed since the third quarter of last year supporting Dresser-Rand’s focus on gas transmission and gathering, with emphasis on the extensive installed base of integral gas engines. The other two acquisitions are Arrow Industries, the market-leading foundation and mechanical services provider, and Enginuity, the market-leading emissions reduction and automation technology solutions provider. Together with CRS, they form a very strong service capability for the gas transmission and gathering marketplace.

Outlook

The market for new unit orders appears to be recovering and, similarly, the Company expects sequentially higher aftermarket bookings in the fourth quarter.  The Company believes that its 2009 operating income will be in the range of $340 to $360 million.

Conference Call

The Company will discuss its third quarter 2009 results at its conference call on Friday, October 30, 2009.  A webcast presentation will be accessible live at 8:30 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com.  Participants may also join the conference call by dialing (888) 298-3511 in the U.S. and (719) 325-2431 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 11:30 a.m. Eastern Time on October 30, 2009, through 11:59 p.m. Eastern Time on November 6, 2009.  You may access the webcast replay at www.dresser-rand.com.  A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S.  The replay pass code is 6717421.

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About Dresser-Rand
Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 35 service and support centers covering more than 140 countries.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words “anticipates”, “believes”, “expects”, “intends”, “appears”, “outlook”, and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others.  These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

Dresser-Rand Group Inc.
Consolidated Statement of Income

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$494.8	$451.7	$1,400.3	$1,187.0
Net sales of services	117.3	92.2	326.8	261.9
Total revenues	612.1	543.9	1,727.1	1,448.9
Cost of products sold	350.3	320.0	1,015.7	855.6
Cost of services sold	79.6	66.5	222.2	180.2
Total cost of sales	429.9	386.5	1,237.9	1,035.8
Gross profit	182.2	157.4	489.2	413.1
Selling and administrative expenses	70.9	71.1	207.4	204.0
Research and development expenses	5.7	3.5	14.6	9.3
Plan settlement / curtailment amendment	-	-	1.3	(5.4)
Income from operations	105.6	82.8	265.9	205.2
Interest expense, net	(8.3)	(7.1)	(23.6)	(21.2)
Other income (expense), net	3.2	(5.4)	4.0	(2.4)
Income before income taxes	100.5	70.3	246.3	181.6
Provision for income taxes	25.9	23.5	76.9	60.9
Net income	$74.6	$46.8	$169.4	$120.7
Net income per common share-basic and diluted	$0.91	$0.57	$2.07	$1.43
Weighted average shares outstanding - (In thousands)
Basic	81,705	82,392	81,644	84,407
Diluted	82,013	82,608	81,794	84,591

Dresser-Rand Group Inc.
Consolidated Segment Data

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Unaudited; $ in millions)
Revenues
New units	$347.2	$306.7	$973.9	$755.4
Aftermarket parts and services	264.9	237.2	753.2	693.5
Total revenues	$612.1	$543.9	$1,727.1	$1,448.9
Gross profit
New units	$80.2	$60.8	$198.7	$133.1
Aftermarket parts and services	102.0	96.6	290.5	280.0
Total gross profit	$182.2	$157.4	$489.2	$413.1
Operating income
New units	$55.9	$37.8	$129.2	$72.7
Aftermarket parts and services	70.2	63.8	196.7	184.6
Unallocated	(20.5)	(18.8)	(60.0)	(52.1)
Total operating income	$105.6	$82.8	$265.9	$205.2
Bookings
New units	$79.0	$442.2	$357.5	$1,013.4
Aftermarket parts and services	211.8	290.9	693.8	799.1
Total bookings	$290.8	$733.1	$1,051.3	$1,812.5
Backlog - ending
New units	$1,289.2	$1,966.0	$1,289.2	$1,966.0
Aftermarket parts and services	355.7	419.9	355.7	419.9
Total backlog	$1,644.9	$2,385.9	$1,644.9	$2,385.9

Dresser-Rand Group Inc.
Consolidated Balance Sheet

	September 30,	December 31,
	2009	2008
	(Unaudited; $ in millions, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$198.2	$147.1
Accounts receivable, less allowance for losses of $12.2 at 2009 and $11.6 at 2008	309.6	366.3
Inventories, net	373.0	328.5
Prepaid expenses	42.8	43.4
Deferred income taxes, net	22.9	22.5
Total current assets	946.5	907.8
Property, plant and equipment, net	259.6	250.3
Goodwill	464.9	429.1
Intangible assets, net	436.6	441.6
Other assets	24.5	23.4
Total assets	$2,132.1	$2,052.2

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$392.5	$430.9
Customer advance payments	210.2	275.0
Accrued income taxes payable	17.1	30.2
Loans payable	0.1	0.2
Total current liabilities	619.9	736.3
Deferred income taxes, net	21.1	22.9
Postemployment and other employee benefit liabilities	111.7	135.3
Long-term debt	370.0	370.1
Other noncurrent liabilities	35.5	27.4
Total liabilities	1,158.2	1,292.0

Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and, 82,519,183 and 81,958,846 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	394.2	384.6
Retained earnings	596.7	427.3
Accumulated other comprehensive loss	(17.8)	(52.5)
Total stockholders' equity	973.9	760.2
Total liabilities and stockholders' equity	$2,132.1	$2,052.2

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows

	Nine months ended September 30,
	2009	2008
	(Unaudited; $ in millions)
Cash flows from operating activities
Net income	$169.4	$120.7
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	37.9	37.0
Deferred income taxes	(1.3)	2.3
Stock-based compensation	8.0	4.4
Amortization of debt financing costs	2.4	2.3
Provision for losses on inventory	4.2	2.1
Plan settlement / curtailment amendment	(0.2)	(11.8)
Loss on sale of property, plant and equipment	0.1	0.3
Equity loss on investments	0.8	-
Working capital and other, net of acquisitions
Accounts receivable	61.8	18.5
Inventories	(38.2)	(52.4)
Accounts payable and accruals	(49.8)	34.2
Customer advances	(77.5)	44.2
Other	(38.0)	(34.8)
Net cash provided by operating activities	79.6	167.0
Cash flows from investing activities
Capital expenditures	(21.1)	(27.6)
Proceeds from sales of property, plant and equipment	1.0	0.3
Acquisitions, net of cash acquired	(12.7)	(89.6)
Other investments	(5.0)	-
Net cash used in investing activities	(37.8)	(116.9)
Cash flows from financing activities
Proceeds from exercise of stock options	2.1	1.4
Repurchase of common stock	-	(150.2)
Payments of long-term debt	(0.1)	(0.2)
Net cash provided by (used in) financing activities	2.0	(149.0)
Effect of exchange rate changes on cash and cash equivalents	7.3	(4.2)
Net increase (decrease) in cash and cash equivalents	51.1	(103.1)
Cash and cash equivalents, beginning of the period	147.1	206.2
Cash and cash equivalents, end of period	$198.2	$103.1